Exhibit 99.1

FOR IMMEDIATE RELEASE:          April 30, 2009

KEY TECHNOLOGY ANNOUNCES FISCAL 2009 SECOND QUARTER RESULTS
Company Records Net Loss on Lower Sales

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) today announced sales and operating results for the second quarter of fiscal 2009 ended March 31, 2009.

Net sales for the three-month period ended March 31, 2009 totaled $23.3 million, compared to $29.1 million recorded in the corresponding quarter last year.  The Company reported a net loss for the quarter of $1.5 million, or $0.30 per diluted share, compared to net earnings of $1.2 million, or $0.22 per diluted share, in the same period a year ago.  The net loss for the second quarter of fiscal 2009 included pre-tax charges of $845,000 related to a workforce reduction and a $343,000 write-off of previously incurred costs associated with a potential facility expansion.

Net sales for the six months ended March 31, 2009 were $50.6 million, compared with $58.1 million for the comparable period in fiscal 2008.  The Company reported a net loss for the fiscal 2009 six-month period ended March 31, 2009 of $901,000, or $0.18 per diluted share, compared with net earnings of $2.3 million, or $0.42 per diluted share, for the corresponding six-month period in fiscal 2008.

David Camp, President and Chief Executive Officer, stated, “Most major geographic regions, customer markets and product lines have been adversely affected by the global economic slowdown.  Although we are receiving new projects and inquiries from customers, the sales cycle from inquiry to firm order has become longer than we previously experienced.”

The gross profit for the second quarter of fiscal 2009 was $8.1 million, compared to $11.3 million in the corresponding period last year.  As a percentage of sales, gross profit was 35.0% and 38.8% in the second quarters of fiscal 2009 and 2008, respectively.  For the six-month period ended March 31, 2009, gross profit was $19.4 million, compared to $22.8 million for the same six-month period of fiscal 2008, or 38.4% and 39.2% as a percentage of sales, respectively.  Gross profit for the three-and six-month periods ended March 31, 2009 were negatively affected by the under-utilization of manufacturing operations.

Operating expenses for the quarter ended March 31, 2009 were $9.8 million, or 42.3% of sales, compared to $10.0 million, or 34.5% of sales, in the same quarter last year.  Operating expenses for the six months ended March 31, 2009 were $20.3 million, or 40.2% of sales, compared to $20.3 million, or 34.9% of sales, for the corresponding period of fiscal 2008.

Camp further commented, “In addition to a workforce reduction, we have taken a number of actions to reduce the effect of market conditions on our business, including cancellation of fiscal-year stock and incentive awards, temporary reductions in pay for all U.S. personnel and suspension of 401(k) matching.  We remain committed to continued investment in new products, consistent with our long-term strategy.  Last month, we introduced VeriSym™ at the Interphex trade show, our latest product innovation for the pharmaceutical and nutraceutical industry.  During the quarter, we also introduced SmartArm™ and FMAlert™ that bring new processing solutions to our food processing customers.”

Key’s backlog at the end of the second quarter of fiscal 2009 was $32.0 million, compared to $47.2 million one year ago and $29.3 million at the beginning of the second quarter.  New orders received during the second quarter were $25.9 million, compared to $39.4 million in the corresponding period last year.  New orders for the six months ended March 31, 2009 were $48.8 million, compared to $74.4 million for the corresponding period in fiscal 2008.

Camp concluded, “The Company’s financial condition remains strong with approximately $35.0 million of working capital, including over $18.0 million of cash.  We are positioning the company for the eventual economic upturn, while controlling our current expenditures.  In order to move quickly when the recovery begins, we continue to stay close to our customers.”

Conference Call

The Company's conference call for the March quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, April 30.   To access the call, go to www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•
issues arising during the implementation of the Company's enterprise resource planning (“ERP”) system could affect the Company’s operating results and ability to manage the Company’s business effectively;

•	if the Company's ERP system is not implemented properly, it could cause errors in the Company's financial reporting;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales, prices and the marketability of the Company’s products;
•	failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Net sales	$23,250	$29,110	$50,625	$58,053
Cost of sales	15,118	17,813	31,177	35,288
Gross profit	8,132	11,297	19,448	22,765
Operating expenses:
Sales and marketing	4,559	4,989	9,178	10,174
Research and development	2,053	1,940	4,315	3,974
General and administrative	2,909	2,793	6,220	5,450
Amortization of intangibles	317	327	635	654
Total operating expenses	9,838	10,049	20,348	20,252
Gain (loss) on disposition of assets	(343)	-	(334)	32
Earnings (loss) from operations	(2,049)	1,248	(1,234)	2,545
Other income (expense)	(69)	506	(281)	813
Earnings (loss) before income taxes	(2,118)	1,754	(1,515)	3,358
Income tax expense (benefit)	(649)	561	(614)	1,074
Net earnings (loss)	$(1,469)	$1,193	$(901)	$2,284
Net earnings (loss) per share
- basic	$(0.30)	$0.22	$(0.18)	$0.42
- diluted	$(0.30)	$0.22	$(0.18)	$0.42

Shares used in per share calculations - basic	4,839	5,437	5,069	5,395
Shares used in per share calculation - diluted	4,839	5,531	5,069	5,496

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31, 2009	September 30, 2008

Cash and cash equivalents	$18,137	$36,322
Trade accounts receivable, net	8,190	13,577
Inventories	25,196	21,915
Total current assets	57,035	76,027
Property, plant and equipment, net	15,814	8,705
Property held for sale	1,096	-
Goodwill and other intangibles, net	4,155	4,790
Total assets	78,582	89,625
Total current liabilities, including current portion of debt	22,466	28,496
Long term debt	6,036	-
Shareholders' equity	$49,801	$60,368

###

CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161